Exhibit 2.1

                                  SALE CONTRACT

                  THIS SALE CONTRACT is made and entered into as of this 13th day of November, 1998, by and between AMERICAN SPECTRUM REALTY INC., a Maryland Corporation, as Purchaser and NOONEY REAL PROPERTY INVESTORS-FOUR, L.P., a Missouri limited partnership, as Seller,

                  WITNESSETH:

                  WHEREAS, Seller is the owner of an apartment complex known as Woodhollow Apartments, consisting of 402 units located on Dorsett Road, in St. Louis County, Missouri, which is described on Exhibit A, attached hereto and incorporated herein by reference (the "Property"),

                  WHEREAS, Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller the Property on the terms and conditions set forth herein,

                  NOW THEREFORE, for and in consideration of the foregoing and of the mutual covenants hereof, the parties hereto stipulate, covenant, and agree as follows:

                  1. Seller agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller the fee simple title to the Property for Fourteen Million Six Hundred Thousand Dollars ($14,600,000.00) paid on the Closing Date plus the amount of capital paid by Seller for certain capital expenditures listed in the appraisal by C. B. Richard Ellis dated May 19, 1998 from the date of the appraisal to Closing Date and not to exceed Eight Hundred Eighty Thousand Dollars ($880,000.00) (this amount is referred to herein as the "Purchase Price"). The Purchaser shall take title to the Property subject to first lien financing in favor of NationsBank, N.A. in the face amount of Fourteen Million Dollars ($14,000,000.00), which encumbers the Property and other property known as Cobblestone Court Shopping Center, in Burnsville, Minnesota ("Cobblestone


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

Court"), which Purchaser is contracting to purchase pursuant to another Sale Contract of even date herewith (the "NationsBank Loan"). The Purchaser shall receive a credit at Closing for the unpaid principal balance of the Nine Million Three Hundred Ninety-three Thousand Dollars ($9,393,000.00) of the NationsBank Loan attributable to the Property.

                  2. Closing ("Closing") shall be at the offices of Commonwealth Land Title Insurance Company, 7980 Clayton Road, St. Louis, MO 63117 ("Commonwealth Title"). Possession of the Property shall be delivered to Seller at Closing subject to the rights of tenants described on the rent roll attached hereto as Exhibit B, and incorporated herein by reference. The "Closing Date" shall be a date designated by Purchaser in written notice to Seller waiving the final contingencies set forth in paragraph 6 hereof, which date must be no earlier than ten (10) days from date of said notice and no later than thirty
(30) days from the date of said notice, provided that Purchaser shall have the right, at Purchaser's option, to extend the Closing Date for two additional periods of thirty (30) days each upon giving to Seller written notice of each such extension, at least five (5) days prior to the previously scheduled Closing Date, each of which notices in order to be valid and effective, must be accompanied by an additional nonrefundable Earnest Money deposit to Commonwealth Title in the amount of One Hundred Thousand Dollars ($100,000.00).

                  3. On the Closing Date Seller will deliver to Purchaser a Special Warranty Deed for the Property, together with a Bill of Sale, an Assignment of Leases, an Assignment of Contracts, an Assignment of Trade Name, and a Non-Foreign Affidavit, the form of all of said documents being attached hereto as Exhibits C, C-1, D, E, F and G and incorporated herein by reference. Purchaser shall simultaneously deliver to Seller a Federal Reserve Wire Transfer in the amount of the Purchase Price subject to adjustments as provided herein.

At closing, Seller shall pay in full all deeds of trust encumbering the Property and shall deliver to Purchaser an updated rent roll updating the rent roll attached hereto as Exhibit B.

                  4. The parties shall make Closing Adjustments in accordance with the Closing Practices of the Real Estate Board of Metropolitan St. Louis. Any delinquent rents, common area payments or real estate tax or insurance payments will not be prorated at Closing, but if collected by Purchaser will be paid to Seller when received by Purchaser. All amounts collected by Purchaser from tenants shall first be applied to all amounts due and payable with respect to the period from and after Closing. Any excess shall be promptly paid to Seller to the extent of any delinquent amounts due Seller from tenants. Seller shall have the right to bring action against the tenants in question for any such delinquencies provided Seller shall have no right to commence any eviction action against any tenant without Purchaser's prior written consent. All security deposits paid by tenants under leases affecting the Property shall be paid by Seller to Purchaser at Closing. At Closing and only on condition that Closing is actually consummated, Seller shall reimburse Purchaser for the costs of an Owner's Policy of Title Insurance, a Mortgagee's Policy of Title Insurance, an ALTA Survey of the Property, title company closing and escrow fees, environmental and engineering studies, tests, and reports with respect to the Property, other reasonable expense of Purchaser's due diligence exclusive of legal expense and cost of Purchaser's employees and officers, said reimbursement not to exceed the sum of Fifty Thousand Dollars ($50,000.00) in the aggregate. In the event that, for any reason, Closing is not actually consummated, Seller shall have no obligation to reimburse Purchaser for any of the foregoing expenses. Each party shall pay the fees and other charges of its own legal counsel.

                  5. Upon fulfillment or waiver of the contingencies specified in paragraph 6 of this Sale Contract, Purchaser shall deposit with Commonwealth Title nonrefundable Earnest Money in the amount of Two Hundred Fifty Thousand


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

Dollars ($250,000.00) in an interest bearing account with interest to be paid to Purchaser prior to Closing. The aforesaid deposit and all additional deposits of Earnest Money are herein in the aggregate called the "Earnest Money," as shall be held in escrow by Commonwealth Title and paid by Commonwealth Title to the party entitled thereto hereunder. If sale be closed, the Earnest Money shall be applied to the Purchase Price. If sale be not closed due and owing to the fault of Purchaser, the Earnest Money shall be paid over to Seller as liquidated damages because the parties have stipulated and agreed that actual damages would be very difficult to ascertain. If Seller fails or refuses to close hereunder, Purchaser shall be entitled to have all nonrefundable Earnest Money returned to Purchaser, and Purchaser shall be entitled to terminate this Sale Contract or to specific performance of this Sale Contract but not to any damages. In all other events wherein Purchaser is obligated to close hereunder, all Earnest Money is not to be refunded to Purchaser, but is to be paid to Seller and retained by Seller as Seller's own property. Seller shall not be entitled to specific performance or to any remedy at law or in equity for breach of this Sale Contract other than the aforesaid liquidated damages.

                  6. The obligation of Purchaser to close under this Sale Contract is expressly contingent upon compliance with each of the following conditions and occurrence of each of the following events on or before the respective Contingency Date shown hereinafter for each contingency. In the event that on or before the Contingency Dates shown hereinafter, there has not been compliance with any of the following conditions or any of the following events have not occurred, then Purchaser may, at its option, terminate this Sale Contract or waive the unfulfilled contingencies. On or before each Contingency Date, Purchaser shall notify Seller in writing (i) that the contingencies in question have been fulfilled or waived, or (ii) that this Sale Contract is


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

terminated by reason of unfulfilled contingencies. Failure to give notice within the times set forth herein shall be deemed an election to terminate this Sale Contract because of unfulfilled contingencies, and failure to make the Earnest Money deposit upon waiver of contingencies shall render this Sale Contract null and void and of no further force and effect. In the event Purchaser exercises said option to terminate this Sale Contract, this Sale Contract shall be of no further force and effect, and neither party shall have any further rights, obligations, or liability hereunder.

                           a. Purchaser, at Purchaser's expense, shall have obtained from Commonwealth Title a Commitment for an ALTA Form B Owner's policy of Title Insurance on the Property with exception only for such items as are satisfactory to Purchaser in Purchaser's sole judgment. Seller shall furnish such reasonable affidavits and evidence of payment of bills for labor and materials as may be necessary for Purchaser to obtain an ALTA form Owner's Policy of Title Insurance in accordance with said Commitment and with the standard exceptions for mechanics' liens and parties in possession (other than the tenants shown on the rent roll attached hereto as Exhibit B) deleted. (Contingency Date: 60 days after the date on which Purchaser receives written notice from Seller of the fulfillment of the approval condition specified in paragraph 11 hereof, the "Partner Approval Date").

                           b. Purchaser shall have received, at Purchaser's expense, a survey and physical inspection report for the Property which are satisfactory to Purchaser, in Purchaser's sole judgment and discretion. Seller agrees to provide access to the Property as reasonably required by Purchaser to complete said survey and physical inspection report. Seller shall deliver to Purchaser within five (5)


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

         days after the Acceptance Date copies of any and all surveys which Seller may have of the Property. (Contingency Date: 60 days after the Partner Approval Date).

                           c. Purchaser having obtained, at Purchaser's expense, written environmental reports, satisfactory to Purchaser in Purchaser's sole judgment, confirming that the Property and adjacent properties are free of all hazardous materials which might cause the Property to be in violation of any applicable environmental laws or governmental regulations. Seller agrees to provide access to the Property as reasonably required by Purchaser to complete said environmental report, said access to be provided in accordance with paragraph 15 hereof. Seller shall deliver to Purchaser within five (5) days after the Acceptance Date copies of any and all environmental reports relating to the Property which Seller may have or which may be reasonably available to Seller. (Contingency Date: 60 days after the Partner Approval Date).

                           d. Purchaser's review and approval of all existing leases and financial information provided by Seller. Seller has delivered to Purchaser copies of Seller's internally generated statements of income and expenses of the Property for fiscal years 1996, 1997 and 1998 to date. (Contingency Date: 60 days from the Partner Approval Date).

                           e. Purchaser's review and approval of all maintenance, service agreements, and other contracts affecting the Property, copies of which Seller shall deliver to Purchaser within five
         (5) days after the Acceptance Date. (Contingency Date: 60 days from the Partner Approval Date).

                           f. Purchaser shall have received evidence satisfactory to Purchaser in its sole discretion that the Property is constructed and operated in accordance with all applicable zoning,


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

         building code and other similar laws and ordinances. (Contingency Date:
         60 days from the Partner Approval Date).

                           g. Purchaser shall have approved, in Purchaser's sole
         judgment and discretion, all terms and conditions of the NationsBank Loan and all loan documents with respect to the NationsBank Loan and Purchaser shall be satisfied, in Purchaser's sole judgment and discretion, that Purchaser can take title to the Property subject to the NationsBank Loan without assumption of any personal liability and with all agreements between NationsBank and Purchaser being satisfactory to Purchaser in Purchaser's sole judgment and discretion. (Contingency Date: 60 days from the Partner Approval Date).

Purchaser hereby agrees to indemnify and hold harmless Seller, from all claims for liens against the Property and damage to the Property arising from any activity authorized by Purchaser and from all claims of third parties for personal injury and property damage arising from any activity authorized by Purchaser. The foregoing indemnification by Purchaser shall automatically survive any termination of this Sale Contract, notwithstanding provisions herein to the effect that neither party shall have any rights or obligations hereunder, after any termination under certain specified circumstances.

The obligation of Purchaser to close under this Sale Contract is expressly conditioned upon there having occurred no material adverse change between the date of Purchaser's notice waiving the contingencies contained in paragraphs 6a and 6c hereof and Closing Date in the condition of title to the Property or the environmental condition of the Property and upon all of Seller's representations and warranties set forth in paragraph 7 below remaining true and complete in all respects as of Closing.


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


                  7. In order to induce Purchaser to purchase the Property, Seller makes to Purchaser the following representation and warranties, which shall be considered made as of the date hereof and as of Closing Date, and which shall not survive Closing and shall lapse and terminate and be of no further force or effect as of the consummation of Closing.

                           a. Seller has no knowledge of any actions or proceedings pending in any court or before any governmental agency by any tenant or by any other person affecting the Property except those covered by insurance which are specifically described on Exhibit H attached hereto.

                           b. Seller has received no notice of any alleged violation of any fire, zoning, building, health laws or regulations, or of any other alleged violations which affect the Property.

                           c. Seller has no knowledge of any latent structural defects in the improvements on the Property.

                           d. All commissions due brokers for existing leases have been paid in full; there are no future commission obligations existing on current leases or renewals or options. All amounts payable with respect to tenant finish, rent abatement or any offsetting credit, charge or adjustment of any sort relating to any lease or tenant have been paid in full. All tenants have accepted possession of their leased premises and have commenced paying rent in accordance with the terms of their leases.

                           e. The rent roll attached hereto a Exhibit B is true and complete as of the date shown thereon.

                           f. There are no tenancies or occupancies affecting the Property or persons in possession of any part of the Property except as shown on Exhibit B hereto.

                           g. Seller has no knowledge of any pollutants or contaminants on the Property which would make the Property in violation of any environmental laws, ordinances, or governmental regulations, and the Property is not, to the best of Seller's knowledge, in any manner causing or contributing to any pollution or contamination in violation of any such environmental laws, ordinances, or governmental regulations.

                           h. No voluntary proceeding under any bankruptcy or insolvency laws have been commenced by the Seller nor have there been any involuntary proceedings against the Seller. No general assignment for the benefit of creditors has been made by Seller and no trustee or receiver of Seller's property has been appointed.

                           i. The leases which have been delivered to Purchaser are true and complete copies of all leases affecting the Property and of all amendments thereto.

                           j. The service contracts which have been delivered to Purchaser are true and complete copies of all service contracts affecting the Property and of all amendments thereto.

                           k. As of Closing Date, Seller shall have legal authority to sell the Property to Purchaser.

                           In the event of a breach of any of the above representations, warranties or covenants, which Purchaser discovers prior to Closing, Purchaser shall have the right, as its exclusive remedy, of canceling this Sale Contract by giving written notice thereof to Seller, whereupon all Earnest Money deposited hereunder shall be promptly returned to Purchaser and neither party shall have any further rights or obligations hereunder. In the event of breach of the above representations, warranties or covenants, which Purchaser discovers after Closing, Seller shall have no responsibility whatsoever, it being stipulated and agreed that Purchaser is relying upon Purchaser's own knowledge and due diligence, in the event Closing is consummated, and that all of the foregoing representations, warranties, and covenants are waived and extinguished as of the consummation of Closing.

                  8. Purchaser represents that as of Closing Date Purchaser shall have full power and authority to enter into this Sale Contract and to effect the transaction contemplated herein.

                  9. Each party hereto hereby represents to the other that said party has dealt with no real estate broker or other person in such a manner as to give rise to a claim for real estate commission or finders' fees against the other party. Each party hereto hereby agrees to indemnify and hold harmless the other party against any claims for real estate commission and/or finders' fees arising from the transaction contemplated hereby and the conduct of the indemnifying party.

                  10. If the date specified for any action in this Sale Contract shall fall on a weekend or state or national holiday, then the date specified for such action shall be deemed to be extended to the next business day following.

                  11. Seller hereby advises Purchaser that it is necessary for Seller to obtain the consent of Seller's limited partners in order to sell the Property to Purchaser as herein provided. Seller shall endeavor to obtain such consent. If, for any reason, the consent of Seller's limited partners to this Sale Contract and to Closing hereunder has not been obtained within ninety (90) days after Purchaser has received a fully executed copy of the Sale Contract, (the "Acceptance Date"), then either party may, at any time thereafter, terminate this Sale Contract by giving written notice of termination to the other party, in which event, neither party shall have any further rights or obligations under this Sale Contract. Seller shall promptly give Purchaser written notice after Seller has obtained the written consent of its limited partners as aforesaid, so that Purchaser may commence its due diligence pursuant to paragraph 6 hereof.

                  12. Seller shall make available to Purchaser such financial and other information concerning the Property as Purchaser may reasonably require.

                  13. Notices to be given hereunder shall be in writing and shall be deemed conclusively to have been given when sent by United States certified or registered mail, postage prepaid, or by a recognized messenger service, addressed as follows or to such other address as either party may furnish to the other in writing:

                  Purchaser

                  AMERICAN SPECTRUM REALTY, INC.
                  2424 S.E. Bristol
                  Suite 200
                  Newport Beach, CA 92660
                  Attn:  William J. Carden

                  Seller

                  NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
                  c/o Nooney Capital Corp., General Partner
                  500 N. Broadway
                  Suite 1200
                  St. Louis, Missouri 63102
                  Attn:  Gregory J. Nooney, Jr. Vice Chairman

                  14. At or prior to Closing Date, Seller shall deliver to Purchaser original leases and whatever plans and specifications for the Property are in Seller's possession. Copies of all such leases, plans and specifications in Seller's possession shall be delivered to Seller within five (5) days after the Acceptance Date.

                  15. Purchaser may assign this Sale Contract at any time prior to Closing, provided that Purchaser shall notify Seller in writing at least five
(5) days prior to Closing Date of the correct name and signature block of any assignee of this Sale Contract. No assignment shall relieve Purchaser from any of Purchaser's obligations hereunder.

                  16. If, for any reason, Closing hereunder is not consummated, Purchaser shall promptly deliver to Seller copies of Purchaser's physical inspection report, environmental report, survey and title commitment.

                  17. The Property is being sold and transferred in "as is" condition, without any warranties or representations except for those expressly set forth in paragraph 7 of this Sale Contract which automatically lapse and terminate at Closing and in the documents to be executed by Seller and delivered to Purchaser at Closing, being the Special Warranty Deed. Notwithstanding any past, present, or future disclosures, if any, of Seller or of Seller's books and records, Purchaser shall be conclusively deemed to have relied solely on the independent investigations, examinations, and business judgment of Purchaser and Purchaser's advisers and consultants, and not upon any representation or warranties of Seller (except those in the Special Warranty Deed).

                  18. Seller shall not enter into any new leases affecting the Property nor shall Seller modify or extend any existing leases affecting the Property between the date hereof and Closing Date, without the prior written consent of Purchaser, provided that Seller may, without consent of Purchaser, extend existing leases for up to one (1) year beyond Closing (including renewal terms, if any) and enter into new leases to extend no more than one (1) year beyond Closing (including renewal terms, if any) in accordance with the rent Schedule attached hereto as Exhibit I, and incorporated herein by reference. Said new leases and modified leases shall be assigned to Purchaser and assumed by Purchaser pursuant to the Assignment of Leases attached hereto as Exhibit D. Seller shall not enter into any new service contracts affecting the Property nor shall Seller modify or extend any existing service contracts affecting the Property between the date hereof and the Closing Date without the prior written consent of Purchaser, provided that Seller may extend existing Service Contracts and enter into new contracts if not more than one (1) year from Closing in a commercially reasonable manner and said new and extended Service Contracts shall be assigned to Purchaser and assumed by Purchaser pursuant to the Assignment for Contracts attached hereto as Exhibit E.

                  19. In the event that all or any substantial portion of the Property becomes subject to an appropriation proceeding or bona fide threat thereof by an authority having power of eminent domain, Seller shall promptly notify Purchaser thereof in writing. In such event, within five (5) business days of receipt of Seller's notice, Purchaser shall (a) elect to terminate this Sale Contract, in which event Purchaser shall be entitled to the return of all non-refundable Earnest Money or (b) elect to proceed with the transaction, in which event Purchaser shall be entitled to the proceeds of any award or payment in lieu thereof resulting from such proceedings or threat thereof and Seller shall execute and deliver to Purchaser at Closing an assignment of all of Seller's interest in such proceeds, subject to the terms and provisions of the leases described in Exhibit B hereto. Failure to give a notice shall be deemed an election to proceed with the transaction.

                  20. In the event of any casualty damage to the Property prior to Closing Date, which Seller does not repair prior to Closing Date, Purchaser may, at Purchaser's option, terminate this Sale Contract, or proceed with Closing. In the event of termination, all non-refundable Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder. In the event of Closing, all insurance proceeds shall be assigned to Purchaser. In the event of any such casualty damage, Seller shall have the right, at Seller's option but only with Purchaser's consent, to extend the Closing Date for up to ninety (90) days in order to repair the casualty damage.

                  21. Anything herein to the contrary notwithstanding, Seller's obligation to close hereunder is contingent upon a simultaneous Closing occurring under a certain Sale Contract of even date herewith between Purchaser and Seller providing for the purchase and sale of the Cobblestone Court. If for any reason other than Seller's breach of contract, said Closing does not occur simultaneously with Closing hereunder, Seller may, at Seller's option, terminate this Sale Contract by giving written notice of termination to Purchaser, in which event, all Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder.

                  22. In the event that as of Closing Date, there is an action pending to enjoin this transaction, then neither party shall be obligated to close while such action is pending, and if Closing is delayed by reason of such action for more than ten (10) days, then in such event either party may terminate this Sale Contract by giving written notice of termination to the other party, in which event all Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations hereunder.

                  23. This Sale Contract may be executed in counterparts and facsimile signatures shall constitute genuine signatures for purposes of this Sale Contract.

                  IN WITNESS WHEREOF, Purchaser and Seller have executed this Sale Contract, or caused this Sale Contract to be executed by their officers thereunto duly authorized, as of the day and year first above written.

                                      AMERICAN SPECTRUM REALTY, INC.
                                      (a Maryland corporation)

                                      by    /s/ Thomas N. Thurber
                                            -------------------------
                                               Thomas N. Thurber
                                               President

                                                                       Purchaser

                                      NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
                                      (a Missouri limited partnership)

                                      by NOONEY CAPITAL CORP.
                                      (a Missouri corporation)
                                      General Partner

                                      by   /s/ Gregory J. Nooney, Jr.
                                           --------------------------
                                               Gregory J. Nooney, Jr.
                                               Vice Chairman

                                                                          Seller